Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZEVIA PBC

(a Delaware public benefit corporation)

Zevia PBC, a public benefit corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

The name of the Corporation is Zevia PBC. The date of the filing of its original Certificate of Incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware was March 23, 2021.

2.

This Amended and Restated Certificate of Incorporation amends, restates and integrates provisions of the Original Certificate of Incorporation and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.	The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

NAME

The name of the corporation is Zevia PBC (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND BENEFIT CORPORATION

Section 3.1    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Section 3.2    Benefit Corporation. The Corporation shall be a public benefit corporation as contemplated by Subchapter XV of the DGCL, or any successor provisions, and it is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the Corporation’s conduct and the public benefit or benefits identified in this Certificate of Incorporation. Accordingly, it is intended that the business and operations of the Corporation create a material positive impact on society and the environment, taken as a whole. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then the Corporation shall be managed and operated in accordance with the DGCL, as so amended.

Section 3.3    Public Benefit Purpose. The Corporation’s public benefit purpose is to: (i) create and provide better-for-you beverages, food or other products that support the health of our consumers and their communities, (ii) promote the wellbeing of our employees in a supportive and empowering environment and (iii) forge an enduring profitable business.

ARTICLE IV

STOCK

Section 4.1    Authorized Stock. The total number of shares that the Corporation shall have authority to issue is                     shares, of which                     shares shall be designated as Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”),             shares shall be designated as Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 10,000,000 shares shall be designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2    Common Stock.

(a)    Voting Rights. Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock, as such, and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b)    Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the board of directors of the Corporation (the “Board”). Except as otherwise provided under this Certificate of Incorporation, dividends and other distributions shall not be declared or paid in respect of Class B Common Stock.

(c)    Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of shares of Class B Common Stock shall not be entitled to receive any assets upon dissolution, liquidation or winding up of the Corporation.

Section 4.3    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article (including any Preferred Stock Designation), the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4    No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5    No Redemption; Cancellation. The Common Stock is not redeemable. The Class B Common Stock will be automatically cancelled upon the exchange of a Class B Unit (as defined herein) for a share of Class A Common Stock (or payment of the cash equivalent in respect thereof) on and subject to the terms and conditions contemplated by Article XII of the Thirteenth Amended and Restated Limited Liability Company Agreement of Zevia LLC, as the same may be amended, modified, supplemented and/or restated from time to time (the “LLC Agreement”).

Section 4.6    No Preemptive, Subscription or Conversion Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive, subscription or conversion rights.

Section 4.7    Exchange.

(a)     Zevia LLC (“Zevia LLC”) has issued units designated as “Class A Units” (each, a “Class A Unit”) and “Class B Units” (each, a “Class B Unit”) pursuant to the terms and subject to the conditions of the LLC Agreement. Each holder of Class B Units is referred to herein as a “Class B Holder.”

(b)    Pursuant to and subject to the terms of the LLC Agreement, each Class B Holder has the right to surrender a Class B Unit to Zevia LLC, together with the surrender of one share of Class B Common Stock to the Company, in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or payment of the cash equivalent in respect thereof) on and subject to the terms and conditions set forth herein and in the LLC Agreement.

Section 4.8    Retirement of Class B Common Stock. If any outstanding share of Class B Common Stock shall cease to be held by a concurrent holder of a Class B Unit (including a transferee of a Class B Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and upon such transfer shall be automatically retired and shall thereupon be restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

Section 4.9    Further Issuances of Class B Common Stock. No shares of Class B Common Stock shall be issued at any time after the filing and effectiveness of this Certificate of Incorporation except to a Class B Holder in a number necessary to maintain a one-to-one ratio between the number of Class B Units and the number of shares of Class B Common Stock outstanding.

Section 4.10    Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange of Class B Units, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange of all outstanding Class B Units for Class A Common Stock.

Section 4.11    Protective Provisions. Until such time as less than [●] shares of Class B Common Stock (such number to be adjusted to account for any division (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate of Incorporation) remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 4.7, Section 4.10, this Section 4.11 or Section 4.12 (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate of Incorporation or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).

Section 4.12    Reclassifications, Mergers and Other Transactions.

(a)    If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause Zevia LLC to make corresponding changes to the Class A Units and Class B Units to give effect to such subdivision, combination or reclassification.

(b)    The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each share of Class B Common Stock and/or Class B Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted; provided, that the consideration for each share of Class B Common Stock and/or Class B Unit shall be deemed the same kind and amount into which or for which each share of Class A Common Stock is exchanged or converted, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board of Directors in good faith) to maintain the relative voting power of each share of Class B Common Stock relative to each share of Class A Common Stock; provided, further, that the foregoing provisions of this Section 4.12(b) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (A) the holders of a majority of the outstanding Class A Common Stock, and (B) the holders of a majority of the outstanding Class B Common Stock, each of (A) and (B) voting as separate classes.

ARTICLE V

DIRECTORS

Section 5.1    Number. The number of directors of the Corporation shall be fixed solely by resolution adopted from time to time by the Board by a majority of the directors then in office.

Section 5.2    Classification.

(a)    Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board shall be divided into three classes designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Section. Commencing with the annual meeting of stockholders to be held in 2027, directors the term of which shall then expire shall be elected for a term of one year and until the election and qualification of their respective successors in office.

(b)    Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)    Until the annual meeting of stockholders to be held in 2027, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon. Commencing with the annual meeting of stockholders to be held in 2027, any director, or the entire Board, may be removed from office at any time, with or without cause, and only by the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon.

(d)    During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3    Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.4    Election; Notice of Nominations and Business.

(a)    Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b)    Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c)    Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.

ARTICLE VI

STOCKHOLDER ACTION

Section 6.1    No Action Without Meeting. Except as otherwise provided for or fixed with respect to actions required or permitted to be taken solely by holders of Preferred Stock pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

Section 6.2    Special Meetings. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time by the Board and shall be called by the Chairperson of the Board or Secretary of the Corporation upon the written request or requests of one or more persons that: (i) own (as defined in the Bylaws of the Corporation, as amended from time to time) shares representing at least 25% of the stock outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting as of the record date fixed in accordance with the Bylaws (as amended from time to time) to determine who may deliver a written request to call the special meeting; and (ii) comply with such procedures for calling a special meeting the stockholders as may be set forth in the Bylaws and amended from time to time. The foregoing provisions of this Article shall be subject to the provisions of the Bylaws (as amended from time to time) that limit the ability to make a request for a special meeting and that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII

AMENDMENT

Section 8.1    Amendment of Certificate of Incorporation. The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the laws of the State of Delaware. All powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that, except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Article III, Section 5.2 of Article V, Article VI, Article VIII or Article IX.

Section 8.2    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of law, the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws.

ARTICLE IX

LIABILITY OF DIRECTORS

Section 9.1    No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 9.2    Amendment or Repeal. Any amendment, repeal or elimination of this Article, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article , shall not affect its application with respect to an act or omission by a director occurring before such amendment, adoption, repeal or elimination.

ARTICLE X

FORUM FOR ADJUDICATION OF DISPUTES

Section 10.1    Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this Article shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934. For purposes of this Article, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the

DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 10.2    Enforceability. If any provision of this Article shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [●] day of [●], 2021.

By:

Paddy Spence
Chief Executive Officer

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